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                                                                Exhibit 16

March 30, 2001




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Ohio Casualty Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 9 of Form 10-K, as part of the Company's Form 10-K report dated March 30, 2001. We agree with the statements concerning our Firm in such Form 10-K.

Very truly yours,


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP


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Item 9.  Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

PricewaterhouseCoopers LLP served as independent public accountants of the Corporation for the fiscal year ended December 31, 2000. The Corporation informed PricewaterhouseCoopers LLP on February 9, 2001, that it would be dismissed as the Corporation's independent public accountant effective upon completion of the audit for the fiscal year ended December 31, 2000. The decision to change accountants was recommended by the Audit Committee and approved by the Corporation's Board of Directors.

The reports of PricewaterhouseCoopers LLP on the Corporation's consolidated financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor was any such report qualified or modified as to uncertainty, audit scope, or accounting principles. Further, during the Corporation's two fiscal years ended December 31, 2000 and through March 30, 2001, there were no disagreements between PricewaterhouseCoopers LLP and the Corporation regarding any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference thereto in its report on the financial statements for such years.

On February 9, 2001, the Board of Directors approved the engagement of Ernst & Young LLP as its independent public accountant for the fiscal year ending December 31, 2001. During the Corporation's two most recent fiscal years ended December 31, 2000, and through March 30, 2001, the Corporation did not consult with Ernst & Young LLP as to either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation's financial statements and the Corporation did not consult with Ernst & Young LLP as to any matter that was either the subject of a disagreement or reportable event.



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